Exhibit 10.2

September 2, 2005

David Gardner

Dear David:

I am pleased to confirm your new leadership role at EA with a promotion to Executive Vice President and Chief Operating Officer, Worldwide Studios, effective September 5th, 2005, reporting to Paul Lee.

Your new annual salary will be increased to $450,000, and your annual bonus target will be increased to 60%. Any bonus earned in fiscal year 2006 will be prorated to reflect the appropriate portion of time spent in your former and new positions.

In addition, I will recommend to the Compensation Committee that you be granted a Non-Qualified Option to purchase 75,000 shares of Electronic Arts common stock in accordance with our 2000 Equity Incentive Plan. These options will be granted and priced on Friday, September 2nd, 2005, and will cliff vest 100% on the fourth anniversary of the date of grant.

Finally, EA will reimburse you for reasonable, documented expenses for fuel and required co-pilot associated with the pre-approved business use of your personal aircraft.

Congratulations on this well deserved promotion!

Sincerely,

Lawrence F. Probst III

Chairman and Chief Executive Officer

Electronic Arts Inc.

Accepted by candidate:	Date:

/s/ David Gardner	September 6, 2005

cc:	Rusty Rueff / EVP, HR
Personnel File